Exhibit 99.1

Ribbon Communications Inc. to Merge with ECI Telecom Group Ltd

Proposed combination will expand Ribbon’s portfolio, geographic reach and scale and enable Ribbon’s entry into the global 5G networking market

November 14, 2019

Conference Call Details

Ribbon will offer a live, listen-only webcast of the conference call to discuss its planned acquisition of ECI Telecom Group Ltd on November 14, 2019, via the investor section of its website at http://investors.ribboncommunications.com, where a replay will also be available shortly following the conference call.

Conference Call Details:
Date:  November 14, 2019
Time: 9:00 a.m. (ET)
Dial-in number (Domestic): 877-407-2991

Dial-in number (Intl): 201-389-0925

Instant Telephone Access: Call me™

Replay information:
A telephone playback of the call will be available following the conference call until November 28, 2019 and can be accessed by calling 877-660-6853 or 201-612-7415 for international callers. The reservation number for the replay is 13696843.

Investor Relations

Monica Gould

+1 (212) 871-3927

IR@rbbn.com

Lindsay Savarese

+1 (212) 331-8417

IR@rbbn.com

US Press

Dennis Watson

+1 (214) 695-2214

dwatson@rbbn.com

International Press

Catherine Berthier

+1 (646) 741-1974

cberthier@rbbn.com

Industry Analyst Relations

Michael Cooper

+1 (708) 383-3387

mcooper@rbbn.com

WESTFORD, Mass. — Ribbon Communications Inc. (Nasdaq: RBBN), a global software leader in secure and intelligent cloud communications, today announced that it has entered into an agreement to acquire, through a merger, ECI Telecom Group Ltd (“ECI”), a global provider of end-to-end packet-optical transport and SDN/NFV solutions for service providers, enterprises, and data center operators, for 32.5 million shares of Ribbon common stock and $324 million of cash.   ECI stockholders will also receive approximately $31 million from ECI’s sale of real estate assets.

With this transformational transaction, Ribbon and ECI will create a powerful, leading edge solutions provider with anticipated combined annual revenue of over $900 million(1), serving customers in more than 140 countries(1), and 4,000 employees worldwide(1).  Ribbon expects the combination to position the company for growth and to enhance its competitive strengths by expanding its product portfolio beyond solutions primarily supporting voice applications to include data applications and optical networking.

The combined company expects to realize revenue synergies from the expansion of Ribbon’s addressable markets and sales of ECI’s products in Ribbon’s markets, with an emphasis on North America and Japan.  Furthermore, the combined company will be well positioned to serve the high-growth 5G market.  The services associated with 5G are expected to drive a substantial increase in network demand and will likely require additional investment in the networking layer, where ECI is already a leading vendor.

Management Comments

“The ECI acquisition will extend Ribbon’s reach into the networking market and propel us into the global 5G market,” said Daryl Raiford, Chief Financial Officer of Ribbon.  “ECI brings world class networking technology and a proven track record of success in winning top customers in direct competition with major industry players.  Ribbon has long-standing, deep customer relationships in North America and Japan, which will provide immediate access to ECI solutions into these substantial markets.  We believe this combination will create new revenue opportunities to drive growth, provide our customers and partners with a broader solutions portfolio, and generate significant long-term value for our stockholders.”

“We are excited to join forces with Ribbon, bringing together Ribbon’s and ECI’s rich portfolios of communications solutions.  Both companies enjoy a distinguished operating history and are trusted suppliers to the world’s leading telecommunication service providers and enterprises,” said Darryl Edwards, President and Chief Executive Officer of ECI.  “We aim to create a powerhouse company that offers world-class products for an enhanced customer experience, benefiting our combined global customer base.”

Analyst Comments

“With ECI’s solid position and long history in the packet-optical transport markets, this acquisition makes sense for Ribbon on multiple fronts, giving Ribbon an entry into the early and growing 5G xHaul transport market while providing its combined customers with a full stack of solutions,” said Don Frey, Principal Analyst Transport and Routing, Ovum.  “In addition to cross-selling opportunities, this proposed acquisition will give Ribbon a broad product line and enhance scale as a communications solutions vendor to service providers and enterprises.”

Transaction Details

Under the terms of the merger agreement, Ribbon will acquire all outstanding equity of ECI.  Ribbon will issue 32.5 million shares of its common stock to ECI stockholders and provide $324 million of net cash consideration.  ECI stockholders are expected to own approximately 23 percent of the combined company on a fully diluted basis.   Cash consideration is expected to be financed through cash on hand and committed debt financing consisting of a new $400 million term loan facility and new $100 million revolving credit facility, which is projected to be undrawn at close.  The new facilities will retire Ribbon’s existing credit facility.  In addition, ECI stockholders will also receive approximately $31 million from ECI’s sale of real estate assets.  The proposed transaction has been unanimously approved by Ribbon’s board of directors and is subject to the approval of Ribbon’s stockholders, regulatory approvals and customary closing conditions.  Ribbon anticipates the acquisition will close in the first quarter of 2020.  Ribbon’s corporate headquarters is expected to remain in Westford, Massachusetts.

Overview of ECI

•                  Privately held and founded in 1961, ECI has approximately 1,700 employees and is headquartered in Petah Tikva, Israel.

•                  Serves over 300 global customers with over 100 new customer wins in the last three years.

•                  ECI’s Total Addressable Market (“TAM”) is expected to reach $36 billion by 2022(2).

•                  ECI’s total revenue was $376 million and Adjusted EBITDA was $23 million for the twelve months ended September 30, 2019(3).

Key Takeaways

The proposed transaction is expected to:

•                  Create a larger US-based global solutions provider and strengthens the company’s position in the converged telecom/datacom market.

•                  Align with Ribbon’s strategic direction to expand its ecosystem, penetrate new adjacent markets and position the company for sustained growth.

•                  Position Ribbon to leverage its global salesforce to cross-sell ECI’s products to key geographies, such as North America and Japan.

•                  Enable Ribbon’s entry into the rapidly growing 5G networking market with ECI’s market-ready solutions.

•                  Expand Ribbon’s relationships with mobile service providers, enabling the company to more broadly position its big data analytics solutions with ECI’s packet networking and optical transport solutions.

•                  Provide the combined company’s customers and partners with a broader solutions portfolio from a larger scale and trusted vendor.

•                  Broaden carrier relationships in Europe and Asia and add customers in critical infrastructures, utilities, defense and homeland security sectors.

•                  Expand Ribbon’s core TAM from $3 billion to $39 billion(1).

(1)         Combined 2018 data of Ribbon and ECI.

(2)         TAM market share projections from various sources: IHS Markit, Exact Ventures, IDC, Gartner, Juniper Research, Statista, Frost & Sullivan and Ovum.

(3)         ECI’s Adjusted EBITDA is obtained from ECI’s financial statements as conformed to US GAAP and Ribbon’s accounting practices.

TAP Advisors and Citizens Capital Markets acted as financial advisors to Ribbon and Latham & Watkins LLP and GKH Law Offices served as Ribbon’s legal advisors.  Barclays acted as a financial advisor to ECI and Davis Polk & Wardwell LLP and FBC & Co served as ECI’s legal advisors.  Citizens Bank, N.A. has provided fully committed debt financing for the transaction.

About Ribbon

Ribbon Communications Inc. (Nasdaq: RBBN) delivers market-leading software solutions that secure and power many of the world’s leading service provider and enterprise communications environments.  Built on world-class technology and intellectual property, Ribbon’s cloud-native solutions deliver intelligent and secure real-time communications solutions for the cloud, network and enterprise edge.  Ribbon’s Kandy Cloud real-time communications software platform delivers advanced and embedded CPaaS and UCaaS capabilities enabling service providers to rapidly create and deploy high-value communications services.  To learn more, visit ribboncommunications.com

About ECI

ECI is a global provider of ELASTIC network solutions to service providers, critical industries and data center operators.  With the advent of 5G, IoT and smart everything, traffic demands are increasing dramatically, and network operators must make smart choices as they evolve their infrastructure.  ECI’s Elastic Services Platform leverages its programmable packet and optical networking solutions, along with its service-driven software suite and virtualization capabilities, to provide a robust yet flexible solution for any application.  ECI solutions are tailored for the needs of today, yet flexible enough to meet the challenges of tomorrow.  For more information, visit ECI at ecitele.com.

Important Additional Information Will be Filed with the SEC

Ribbon Communications Inc. (“Ribbon”) will file with the United States Securities and Exchange Commission (the “SEC”) a proxy statement of Ribbon relating to a special meeting of Ribbon’s stockholders (the “proxy statement”).  SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RIBBON, ECI TELECOM GROUP LTD. (“ECI”), THE PROPOSED TRANSACTIONS AND RELATED MATTERS.  Shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on Ribbon’s website at investors.ribboncommunications.com.

Participants in the Solicitation

Ribbon and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Ribbon in respect of the proposed transactions contemplated by the proxy statement.  Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Ribbon, respectively, in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.  Information regarding Ribbon’s directors and executive officers is contained in Ribbon’s Annual Report on Form 10-K/A for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 25, 2019, which are filed with the SEC.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Ribbon and ECI, the proposed transactions and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Ribbon and ECI as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “seek,” “see,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project,” “target” or similar words, phrases or expressions, and include statements regarding the anticipated benefits of the merger with ECI, expected funding for the merger, anticipated timing of closing of the merger, expected proceeds from the sale of ECI’s real estate assets, and Ribbon’s and ECI’s total addressable markets.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control, such as statements about the consummation of the proposed transaction.  Therefore, you should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to consummate the proposed transaction; failure to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential litigation relating to the proposed transaction and disruptions from the proposed transaction that could harm Ribbon’s or ECI’s business; reductions in client spending, a slowdown in client payments and changes in client requirements; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls.  The foregoing list of factors is not exhaustive.  All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Accordingly, there is no assurance that the expectations of Ribbon or ECI will be realized.  Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Ribbon’s or ECI’s consolidated financial condition, results of operations or liquidity.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Ribbon’s Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC.  We wish to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of any changes in circumstances or new information, future events or otherwise, except to the extent required by securities and other applicable law.